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                                                                    EXHIBIT 99.2

                               ASYST TECHNOLOGIES
                   SECOND QUARTER 2005 FISCAL YEAR CONFERENCE
                        DECEMBER 21, 2004, 5:00 A.M., PT
                          CHAIRPERSON: STEPHEN SCHWARTZ

Operator Good afternoon, ladies and gentlemen, and welcome to the Asyst Technologies' second quarter 2005 financial year conference call. At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone should require operator assistance at any time during the conference, please press the star followed by the zero. As reminder, this call is being recorded today, Tuesday, December 21, 2004.

                    I'd now like to turn the conference over to Mr. John Swenson of Asyst. Please go ahead, sir.

J. Swenson          Thanks. Thank you and good morning, everyone, and welcome to the fiscal 2005 second quarter conference call for Asyst
                    Technologies. A press release detailing our results for the quarter was distributed via business wire yesterday afternoon, December 20, 2004. The release has been posted to our website which is at www.asyst.com. To access the release, interested parties should click on the investor relations link followed by the press release link.

                    I need to remind you that during today's call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as the earnings press release. We also will present non-GAAP financial information in this conference call.

                    For a description of what is excluded from pro forma results and a reconciliation of GAAP to non-GAAP results, please refer to the press release which again is posted on our website.

                    Now to our conference call. With us today are Steve Schwartz, Chairman and CEO; Warren Kocmond, Senior Vice President of Worldwide Operations; and Bob Nikl, our Chief Financial Officer. Bob will begin with a discussion of our restated results for the fiscal first quarter, an update on the status of our 10-Q filing and related NASDAQ listing status, and our second quarter financial results. Warren will provide an operations overview and then Steve will provide a strategic overview. Then we will be happy to take your questions. Now I'll turn the call over to Bob Nikl. Bob?

B. Nikl Thank you, John. Let me start by saying that we appreciate everyone's patience related to the process we've been going through for the past several


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                    weeks. We recognize that the uncertainty around our results has impacted the stock and our shareholders. Let me assure you that during these past few weeks we have been deploying significant resources to address the system and process issues at ASI, to get the ASI consolidated books closed and to complete the review by our independent auditors.

                    We continue to work aggressively to get our 10-Qs filed and to prepare for a normal December quarter closing process. Of course the finance team has also been managing ongoing business issues and I believe we have managed to serve the needs of the business during this period.

                    As we emerge from this special project mode, I believe that we are on a path to improve the level of predictability and control at ASI. I will go into more detail on that in a moment.

                    I have three primary things to discuss today: the restatement of our first quarter result; our second quarter results and the status of our 10-Q filings; and the NASDAQ listing process. Let me address these in order.

                    First, as disclosed in our press release, we are restating our results for the fiscal first quarter. This is driven primarily by accounting errors at ASI that were identified during our extensive work related to closing the second quarter books. I also want to state clearly that as part of this process we reviewed the results for the fourth quarter of the last fiscal year and found no need to carry the restatement beyond our Q1.

                    As we've said, the source of our difficulties in closing Q2 related to ASI's conversion to a new ERP information system. These difficulties included data conversion errors, table mapping errors and inaccurate postings from the production control sub-ledger. As it has turned out, we have needed the better part of 2 months to thoroughly review and substantially rebuild ASI's financial records for the second quarter.

                    As a result of our reconciliation work, we identified a number of errors in ASI's first quarter numbers primarily relating to recognition of non-project specific costs such as freight and warranty expense. These served to significantly understate ASI's cost of goods sold by $3.6 million.

                    To explain how and why these errors occurred we believe that they reflect the fact that ASI's sales and transaction volume have quadrupled and that their systems and resources simply could not keep up.

                    Implementing the new ERP system was intended to be part of the solution and we believe it will be. We are also recruiting a number of additions to the finance organization including additional cost accountants and financial analysts as well as a manager of internal audit.
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                    As restated, gross margin percentage of ASI will be reduced to approximately 5%, which compares with the 10% gross margin we originally reported. We also made adjustments to the ATI results for the first quarter, primarily the deferral of $1.6 million of Spartan sorter revenue, most of which will be recognized in Q3.

                    On a consolidated GAAP basis, the bottom line impact of the first quarter restatement is $1.4 million after recognizing the impact of taxes and the minority interest at ASI. This will result in a GAAP consolidated net loss of $2.3 million or 5 cents per share which compares with a GAAP net loss of 9/10ths of a million dollars or minus 2 cents per share as originally reported.

                    Pro forma net income for the fiscal first quarter will be reduced to 6/10ths of a million or 1 cent per share versus the $2.1 million or 4 cents per share originally reported.

                    Now I'd like to talk about the second quarter results for the company. For the fiscal second quarter ended September 25, 2004, consolidated net sales were $168.6 million. This is a 21% increase over the restated $139.4 million in the prior sequential quarter and a 229% increase over the $51.3 million we reported in the same quarter a year ago.

                    Sales at ATI were $68.8 million which is down 4% from a restated $71.8 million in the first quarter. Sales at ASI were $99.8 million which is up 47% from a restated $67.7 million in the prior sequential quarter.

                    Approximately 60% of ASI's second quarter sales related to our large flat panel project.

                    Research and development and SG&A expenses came in at $28.2 million which is at the high end of our guidance for the quarter. ASI maintained its very lean operating structure, spending only $5.9 million in R&D and SG&A which represents 6% of sales.

                    ATI expenses in the second quarter came down roughly $500,000 from the prior quarter. We also incurred approximately $400,000 of restructuring costs in the quarter.

                    The GAAP net loss for the fiscal second quarter was $1.8 million or 4 cents per share. Pro forma net income for the quarter was $1.1 million or 2 cents per share which is within the range of our original guidance.

                    Now I'd like to discuss the balance sheet. Cash, cash equivalents and short term investments at quarter end totaled $116 million, down from $123 million at the end of June. We generated cash from the P&L, but this was offset by significant working capital needs at Asyst Shinko.
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                    Accounts receivable totaled $213 million at the end of the quarter which is up $38 million from the end of June as restated.

                    DSO was 115 days which is flat with the DSO for the June quarter. More than half of the A/R balance is unbilled receivables and as you may remember from our November call, we ended the September quarter with significant revenue, but no collections on our large flat panel project at ASI. Subsequent to the end of the quarter, we received a significant payment on that project. However, we expect DSO to remain roughly flat in the December quarter as the revenue from that project again will be significant, but our next scheduled payment is not expected until after the end of the quarter.

                    Inventory at the end of the quarter was $45 million, down from a restated $49 million at the end of June.

                    Short term debt at the end of September was $35 million, up from $17 million at the end of June. The increase was driven by working capital requirements at ASI to support the large flat panel contract.

                    We expect the short term debt position at ASI to continue to fluctuate based on the size of their projects and the timing of invoicing and payment milestones. Annual interest rates on this debt are averaging about 1.4%.

                    Now our financial outlook for the fiscal third quarter. We expect ATI sales to be in the range of $45 to $50 million which will reflect a sequential decline of approximately 30%. Because we recognize most of our ATI revenue on shipment with very little SAB-101 revenue, our sales will reflect the trend of shipments, notably the sharp decline in 200 millimeter.

                    The decline in 200 millimeter will have a negative impact on gross margin which Warren will discuss in more detail in his comments.

                    ASI sales are expected to be approximately $85 to $90 million. We therefore expect consolidated sales in the range of $130 to $140 million, a sequential decline of approximately 20%.

                    The level of ongoing R&D and SG&A spending continues to come down at ATI. However, in the December quarter we are expecting $1.5 to $2 million of incremental audit, legal and other costs from our delayed filing and related issues. As a result, we expect reported spending to be in the range of $22 to $23 million at ATI and $6 to $7 million at ASI.

                    In the March quarter we anticipate that most of the special costs will be behind us and that the benefit of our December restructuring will begin to kick in which we anticipate will result in a reduction of approximately $3 million from the Q3 op ex levels.
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                    As we look into the new fiscal year beginning in April we
                    anticipate $1 to $2 million of additional quarterly savings as we realize the full benefit of our December restructuring and ramp down certain consulting projects.

                    We also will continue to evaluate additional facility related restructuring that could provide additional savings. We expect to incur restructuring charges of approximately $6 to $7 million in the December quarter; $2 million of this relates to our previously announced workforce reduction and the remaining $4 to $5 million relates primarily to the proposed sale of one of our manufacturing sites in Japan.

                    Finally, I want to give you an update on our SEC filings, the NASDAQ de-listing process and our determination of material weaknesses.

                    With regard to our filings, we are well along in the process. We met with the NASDAQ listing qualifications panel last week and reviewed with them all of the issues that led to our delayed filing and our progress to date. We have requested a filing extension until January 14th and we expect to complete our filings in advance of that date.

                    Finally, as disclosed in our press release, we have determined that the recent delay in closing ASI's books, the accounting errors that led to the restatement of the fiscal first quarter results and the improper business practices at ASI constitute material weaknesses in the company's internal control over financial reporting.

                    As I mentioned, we are enhancing financial controls and procedures to strengthen timely review and analysis of operations and financial results and plan to increase the level of staffing in critical functional areas including cost accounting and internal audit at ASI.

                    To summarize, we have identified a number of specific areas for improvement at ASI and are moving forward with resolution through systems and people. At the other end of this process, I believe that we will have not only improved controls, but also the analysis and reporting tools that we need to improve the performance of the business.

                    With that, I'll turn the call over to Warren Kocmond.
                    Warren?

W. Kocmond          Thanks, Bob. I want to share a few data points and
                    highlights from the September quarter and then I'll spend more time talking about where we are today at Asyst from an operation's perspective.

                    Total consolidated net bookings in the quarter were $233 million which compares with $108 million in the prior quarter. ASI represented $174 million of this or 75% of the total.
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                    ASI's semiconductor bookings in the quarter were $34 million versus $43 million in the prior quarter which represents a decline of 20%. The decline was almost entirely in 200 millimeter as 300 millimeter AMHS bookings at ASI were essentially flat with the first quarter.

                    Flat panel display bookings at ASI totaled $140 million for the quarter, most of which relates to one large project. As we have said previously, ASI's bookings can be very long based on the timing of customer decisions for large AMHS projects.

                    Second quarter bookings at ATI were $59 million which is down 8% from $64 million in the prior quarter. Repeating the trends we saw last quarter, 300 millimeter bookings increased a solid 29%, but this was offset by a 43% decline in 200 millimeter. As a result, 300 millimeter represented 54% of ATI bookings in the quarter.

                    OEM net bookings were up 5% to $42 million versus $40 million last quarter.

                    Now moving to net bookings by region the results were as follows. Taiwan represented 59% of bookings, almost solely due to the large flat panel project. Semiconductor bookings in Taiwan and the rest of Asia outside Japan represented less than 5% of bookings.

                    The fall off in our bookings direct to fabs in Asia Pacific is consistent with the volatility of spending amount among our foundry customers and the steep fall off we've seen in the 200 millimeter.

                    Although we know that the greater Asia Pacific region is investing in 300 millimeter, most of the bookings as of September were flowing through the OEM channel. We believe there is about $100 million of 200 millimeter business left for us in Asia, particularly in China, but we haven't seen a turn on it in the current quarter.

                    Continuing, Japan represented 19% of bookings, North America was 15%, and Europe represented 4%. Our consolidated backlog stood approximately $200 million at the end of the quarter.

                    Now moving on to sales. By customer type, sales for the quarter were 29% to OEMs and 71% direct to fabs. Sales by region broke down as follows: Taiwan 39%; Japan 26%; North America 18%; China, Korea and Southeast Asia 14%; and Europe 3%.

                    300 millimeter solutions represented 30% of total net sales. Flat panel display represented 42% of sales and the remainder, or 28% of sales, was related to 200 millimeter and other.
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                    Our large flat panel display customer represented
                    approximately 33% of sales for the quarter. This is an unusually high concentration that will likely be repeated in the current quarter as we implement another large portion of this FPD project.

                    In the March quarter, as we substantially complete this project, we expect to see customer concentration return to more normalized levels. No other customer represented more than 10% of sales for the fiscal second quarter.

                    Now I have a little perspective on gross margin. Our consolidated gross margin for the quarter was 19%, which is below our guidance because of ASI. Gross margin at ATI held strong at 34%, down only 2 points from June despite a substantially weaker mix and lower volume as related to the 200 millimeter I referred to earlier.

                    In the June quarter, 200 millimeter SMIF products represented 42% of sales. In the September quarter this declined to 33% of sales and in the December quarter we anticipate that 200 millimeter SMIF will represent less than 15% of sales. If we did nothing at all we would expect overall ATI gross margins to deteriorate roughly 16% due to the mix and volume changes from June to December that I just mentioned. Instead, we have managed this shift with only a 6% impact to gross margin from June levels, putting us at an expected ATI gross margin of approximately 29% to 30% for the December quarter. If the SMIF business were to decline from the current 15% of sales to zero (which we don't see, by the way), the mix impact gross margin at this point would be less than 5%.

                    We're approaching a time when we can say that regardless of the direction of 200 millimeter, we are largely in control of our destiny with gross margins at ATI.

                    At Asyst Shinko, gross margin was just over 9%. We expect ASI gross margins to show a slight improvement to the 10% to 11% in the December quarter which primarily reflects the continued drop off of lower margin projects resulting in improved project mix.

                    In summary, we're executing to our plans at ATI and we are adapting to the rapid shift in our sales mix. At ASI we have a lot of work to do. We currently have commodity teams evaluating opportunities to reduce material costs at ASI including opportunities to leverage our combined ATI and ASI spend on common parts. We also are adding resources and tightening up procedures to bring continuous improvement to the estimating and management of project costs.

                    With the ATI operations performing well and a good team in place to manage function, improving controls and processes at ASI will be an area of


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                    intense focus for us over the next year.

                    With that, I'll turn the call over to Steve Schwartz. Steve.

S. Schwartz         Thanks, Warren. First, I want to echo Bob's comment on the process we've been through over the past 2 months. We greatly appreciate the patience and support of our shareholders, customers and employees as we've worked through these issues. The recent events have been a distraction and have required a lot of attention for the management team, but as much as possible we've maintained business as usual in the factory and in the field.

                    During the second quarter our ATI operations recorded significant improvements in customer satisfaction metrics and these continued during the current quarter. We had multiple wins for our Spartan Sorter as well as strong design win activity for both hardware and software during the second quarter and these too continued during the current quarter.

                    Customers are interested in issues such as those that delayed the 10-Q, but they have been reassured by the appropriateness of our response from an ethical and governance perspective by our continued operational execution on their behalf.

                    Although we are feeling the current downturn in the ATI business, we've seen robust 300 millimeter AMHS activity during the current quarter. We don't usually guide on bookings, but we're in a unique position at this late date to share some preliminary bookings numbers for the December quarter. We expect that bookings in the quarter will be in the range of $140 to $150 million; approximately $100 million of this will be from 300 millimeter AMHS bookings at ASI which is roughly double the largest semiconductor AMHS quarter we ever had.

                    As we covered in the press release, our audit committee has concluded its independence investigation of the improper business practices at ASI that were disclosed back on November 3rd. In summary, the investigation confirmed that an ASI employee received competitive information from an employee of a customer which was intended to help ASI in its bid to win the business. The ASI employee had agreed to make a payment to the customer employee, but the payment was stopped before it was made. The investigation found no evidence of an incident of this type having occurred previously at ASI and determined that ATI's management team was not involved.

                    Additionally, the audit committee has approved our remediation plan for ASI which is underway and will continue over the next few months. It includes changes in management and management structure, some of which has already happened, as well as enforcement of significant formal review policies for material sales and supplier contracts.
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                    ASI's a great company, but at the moment it's not a great
                    business. ASI's customers almost uniformly rank us among their top 5 suppliers. The company has excellent technology and talented, committed engineers. The business has expanded by roughly 300%, but the growth has been without profit. When the poor record of profitability is combined with the lack of predictability and other issues, it's clear that we need to make some significant changes.

                    The changes we are implementing are absolutely necessary for us to improve the level of transparency and predictability at ASI and to put us in position to accelerate the improvement of ASI's profitability through significantly greater oversight and control of the entity.

                    Moving on to ATI. We're focused on 4 key themes that articulate the fundamental transformation we continue to execute in the business. First, we are focused on increasing the penetration of new, high value added 300 millimeter products for OEMs and chip manufacturers. These include the Spartan Sorter, the EIV family of advanced software products, the access direct drive atmospheric robot and the AvanTag and related RFID systems. These products carry an average gross margin today in excess of 45% and a target in excess of 50% and they address a $300 million market opportunity. This represents approximately 28% of our served market in the semiconductor industry.

                    We believe that our weighted average market share across this high margin segment is approximately 30% today and that we have the technology and market position to push that higher.

                    Second, as we feel the top line impact of this downturn, we are reminded again of the motivation for variablizing our manufacturing cost structure through outsourced manufacturing model. We are focused on continued manufacturing cost reduction through implementation of our model which is enabling us to secure lower cost sources of supply and streamline the supply chain.

                    As Warren discussed, we are making significant improvements in this area. In addition, Warren's team will be an integral part of driving the atmospheric tool front end business which represents another 25% to 30% of our served market into a more respectable gross margin range.

                    Third, we are maintaining commitment to product development that is focused on value added extensions to our current products, lower cost versions of our current products and innovative technologies for automating semiconductor manufacturing. These technologies enable our strategy to bring complete bundled automation solutions to chip manufacturers.
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                    Fourth and finally, we continue to streamline our operations as evidenced by our recently announced restructuring activity. The dynamics of our industry have changed significantly, driven by new demands for 300 millimeter manufacturing, channel changes and increased competition. We need fewer and different types of people today than we needed when we were predominantly a SMIF company and we need more capability where new capacity is being added such as in Asia and less in areas where capacity is coming down. We now have the right number of people to take care of customers, to seize the next opportunity and to position us for improved profitability.

                    I have a final comment about where we are in the cycle. The industry has been predicting the mainstreaming of 300 millimeter and the decline of 200 millimeter for at least 3 years. While we always have welcomed the eventual transition, we also were convinced that 200 millimeter would enjoy another surge of capital spending. That surge arrived and is now declining just as rapidly.

                    We continue to track at least 11 potential 200 millimeter SMIF projects in China, but most of the sizeable projects have pushed out for at least 6 to 9 months. We continue to enjoy nearly 100% market share for SMIF in China and when it turns on again we'll be a strong beneficiary. However, we believe that we are past the inflection point where 300 millimeter will represent the majority of capital spending.

                    At Asyst we welcome the shift to 300 millimeter because it dramatically expands our market opportunity per fab. We believe that our revenue opportunity over the next 2 to 3 years is as great as the prior 15 years of 200 millimeter expansion. Moreover, if history repeats itself, 300 millimeter capacity will continue to grow for at least the next 10 years.

                    Asyst has leadership market share across most of our 300 millimeter served market and one-third of that served market provides average gross margins in the range of 50% but we're committed to participating across the entire semiconductor automation market so our challenge is to raise margins to respectable levels through new products and manufacturing execution and to rise above the hardware commoditization by leveraging our product set and market leading knowledge of how to automate fabs.

                    Our initiatives at ATI and ASI are focused on these challenges and what Asyst could look like 18 months from now. We also are taking action to ensure that we can make the appropriate investments for the future while improving profitability in the near term.

                    Once again, we want to thank you for your patience and support and now we'll ask the operator to come back on so we can field your questions. Operator?

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you do have a question today, please press the star followed by the one on your pushbutton phone. If you'd like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order that they are received. If you are using speaker equipment today you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                    Our first question comes from Brett Hodess with Merrill Lynch. Please to ahead.

B. Hodess           Good morning. A couple questions. First, I think one of the things you mentioned was that Spartan Sorter revenue got pushed out of ATI from I think it was the June quarter to the December quarter. Could you explain what when on with that?

                    Secondly, when you look at the 300 millimeter AMHS business that's coming through, the new orders, can you give us a feel for what the margin profile of that is?

B. Nikl             Sure, Brett, let me address the first of your questions.
                    With regard to the Spartan deferral, as part of the reconciliation effort we were provided an opportunity to look at more of the adjustments that were taking place. What it's turned out to be is that there was a customer acceptance clause in the contract that precluded us from recognizing the revenue in Q1 and that acceptance clause language was not well understood at the time of Q1. Having said that, that was the only significant adjustment to Q1 and after we took into account the impact of the cost of goods sold reversal from an overall gross profit perspective, it really wasn't that significant. But again since the books were still open we were allowed to go back and make that correction.

S. Schwartz         Hi, Brett. This is Steve. About the 300 millimeter AMHS,
                    we've had a process that we've been running now for a couple months where Warren and his team spend a huge amount of time scrutinizing the cost structure. We are accepting projects now that are at least at the 20% gross margin level and as we continue to burn off the lower margin backlog, we're working extremely hard to make sure that nothing else gets into the backlog there. It's a long way from where we want to be, but it's where we need to get immediately.

B. Hodess           So as the AUO or the large FPD business goes off in March
                    and you start recognizing revenues mostly on the 300 millimeter AMHS by say the June-September quarter we should be looking for 20% or greater gross margins there?

S. Schwartz         Brett, right now because of what's in the backlog, at least we're going to target to get to 15%. We need to make sure that we can do this reliably. One of the things that we have is a process that we implement now across the company not just at ATI where we scrutinize every piece of business. I think the predictability and capability we have for the ATI business is exceptional. We need to make sure that we can be that crisp with ASI. But to the best of our knowledge the business that we're taking right now to the 20% level by the June-September quarter we want to get that at least above
                    15.

B. Hodess           Very good. Thank you.

Operator            Our next question comes from CJ Muse with Lehman Brothers.
                    Please go ahead.

CJ Muse Good morning. I was hoping you could provide a breakdown of the mix in backlog of roughly $200 million between ATI and ASI and then for each of those divisions what margins look like for the products that are in the backlog.

J. Swenson          CJ, this is John. ASI's about $150 million of the $200, or about $50 million or so at ATI. ATI is kind of as you would expect, it's increasingly 300 millimeter in the mix at ATI.
                    ASI, still probably about half of their number is, no, probably less than that, probably about $50 million left in backlog of flat panel, the rest would be predominantly 300 millimeter.

CJ Muse Okay. How should I think about margins on the flat panel, is that roughly breakeven gross margin now?

J. Swenson          We think it's about 10%, CJ.

CJ Muse Alright. In terms of strengthening your internal financial controls, what do you see the impact on the financials by the added headcount and other expenses?

B. Nikl CJ, this is Bob. Certainly from the standpoint of reliability and predictability, that's one of my key goals. Part of the difficulty throughout this entire process is realizing that in many respects an awful lot of the processes at ASI were extraordinarily manual in nature. Again, the new system was supposed to automate and solution a lot of these difficulties; in fact it compounded the problems because you can't take weak processes and systematize them and get a satisfactory output.

                    Again, reliability, accuracy, predictability, those are the things we expect to get out of beefing up the staff and the systems capability at ASI.

CJ Muse But what will the impact be to your op ex in the quarters ahead?

B. Nikl I'm sorry, I didn't quite understand the question then. I would say with regard to the cost of recruiting local talent in Ise, it's not going to be a substantial amount of dollar impact cost to op ex.

CJ Muse Okay. Then in terms of, you touched on it briefly, the $9 to $10 million in cost savings through the recent headcount reduction and recent restructuring, when do you anticipate seeing that full amount of savings and will we see that above line or below line?

B. Nikl Well certainly we'll start to see it above line commencing in Q4. I'd say from the standpoint of total realization particularly with regard to some of the things related to facilities consolidation, we're probably looking at first half of fiscal year `06 to realize all of the benefit.

CJ Muse             Thank you very much.

Operator Our next question comes from Bill Ong with American Technology Research. Please go ahead.

B. Ong Yes, just to clarify, it looks like on the ASI business your gross margins for both the semi and flat panel side is running about 10% give or take. The second question is what's your ongoing tax rate? Then the third question is what do you expect the outlook in 2005 to be in terms of new fab projects and expansions on a general aggregate level? Thanks.

H. Swenson          Bill, it's John. On the tax rate question as we've
                    discussed, we've got a statutory rate at ASI of 42% so the corporate effective rate's always going to depend on the mix of income before taxes. But in general after minority interest, etc., it works out to being an effective rate for us of maybe 10% depending on mix. We can try to pinpoint that a little bit better if you want to discuss it later.

W. Kocmond          Bill, this is Warren. Relative to the gross margins, you're looking at around 10% on this. Steve may have mentioned, in fact did mention during his discussion, there are a number of supply chain improvements that we're trying to put in place in terms of leveraging economies of scale that I think are going to be able to help us in out quarters. At the same time the means by which we're accepting the business up front is going to improve quite a bit. We can leverage the same types of processes and tools that we're using here at ATI with a relative level of success.

B. Ong The final question on the outlook on fab projects and expansion?

Management          Semi or FPD?

B. Ong On semi, just a general viewpoint as we get into the new year.

S. Schwartz         Bill, this is Steve. The projects continue to move forward.
                    We're actually surprised a little bit by some of the investments that are taking place in the 300 millimeter
                    AMHS. As you're aware, those investments generally come sooner. 200 millimeter for sure has dropped off. 300 millimeter still continues at a reasonable pace.

B. Ong              [inaudible] from North America?

J. Swenson          Bill, this is John. I don't know if you saw or heard in
                    Steve's comments, we're anticipating in the December quarter that we'll have about 100 million of 300 millimeter AMHS bookings which is roughly 2X the most we've seen previously.
                    In terms of the spread of that, it's almost all happening in Asia, Bill.

B. Ong              Okay, thanks.

Operator Our next question comes from Mark Fitzgerald with Banc of America Securities. Please go ahead.

M. Fitzgerald       Thank you. Can you give us some idea what's happening with gross margins at ATI with the fall off of the SMIF business?
                    Has that had any impact there?

W. Kocmond          Mark, this is Warren again. Sure, we've seen some
                    deterioration in gross margin as a result of the 200 millimeter fall off. But as I also mentioned, we're putting a tremendous amount of energy into improving those gross margins on some of our other legacy products, particularly the 300 millimeter area where we've been seeing around 20% to 25% we think there's a pretty good reason that we can get to 30%-35%. On Spartan out the chute we've seen between 25%-27% and we're on track pretty reliably to hit 40% plus within a couple of quarters on Spartan. Most of this again is through a combination of commercial negotiations relative to our supply chain. At the same time there are some designed in changes that we're making to improve the margin.

                    Again I think we're in pretty good shape relative to some improvements on the gross margin on those products.

M. Fitzgerald       When you take a step back and look at all that's going on in
                    ASI and ATI at this point, have you guys reevaluated target margins or are they still very much intact in terms of your original thoughts?

W. Kocmond          This is Warren again. I think that they're still relatively intact. The comment I would make is they have perhaps delayed a quarter or two as we've put in place the improvements both here at ATI and as we look forward to putting them in place at ASI. I suspect that we underestimated a little bit the timing of being able to put those improvements in place at ASI.

M. Fitzgerald       Is there any change in terms of the revenue levels to
                    achieve those margins or is that not material given the outsourcing at this point?

W. Kocmond          No, I don't think it'll be material.

M. Fitzgerald       Okay. Thank you.

W. Kocmond          You're welcome.

Operator            Our next question comes from Bill Lu with Piper Jaffray.
                    Please go ahead. Pardon me, Mr. Lu, your line is open.

B. Lu               Hi, there. Sorry about that. Can you hear me?

Management          Yes.

B. Lu Just a couple of quick questions. First of all, since we're at the end of December now, do you have a decent look into the March quarter revenues and if so can you give us some guidance there?

W. Kocmond          Bill, I would agree with you from a calendar perspective,
                    but quite frankly given all the excitement with regard to closing out Q1, Q2 and just about starting the Q3 close, we really have not spent an appropriate amount of time on Q4 to afford an opportunity to provide guidance today.

B. Lu Okay, that's fine. Maybe I'll ask it a different way. You've got this big 300 millimeter semi AMHS booking that's coming up or maybe it's already happened. When is that supposed to ship and when is revenue going to be recognized for that?

S. Schwartz         Bill, this is Steve. We will ship a significant amount in
                    the March and June quarters. Bill, on the Q3 call we'll give some guidance there.

B. Lu Great and then just one last question. On the customer dispute for the flat panel business, were there any renegotiations that took place that affected the margins or pricing?

S. Schwartz         Bill, this is Steve. Yes, there was a renegotiation, a
                    reaffirmation of the contract if you will, it includes some term changes. Initially the contract we anticipated would be around 15% gross margin; it'll be closer to 10% than 15%.
                    There were some other terms put in that were more favorable to us, but just to give you an idea from a gross margin standpoint, that was about a 5% hit as a result of the reaffirmation of the contract.

B. Lu               Okay. Thanks a lot, guys.

Operator            Our next question comes from Philip Lee with JP Morgan.
                    Please go ahead.

P. Lee Good morning. For the large flat panel contract, when will the last quarter revenue be for that? Subsequent to that flat panel contract, do you expect to have another flat panel contract that will have material revenues afterwards?

Schwartz Philip, the first contract will be largely completed by the end of the March quarter. A significant portion is in the current quarter, largely completed by the end of the March quarter. We are indeed looking at other large contract opportunities. They absolutely have to meet the gross margin threshold before we take them, so the means by which we're quoting and managing those are very different from before. If and as those get closer, we'll report on those as we can.

P. Lee              Okay, thanks.

Operator We have a follow up question from Mark Fitzgerald. Please go ahead.

M. Fitzgerald       On the third quarter can you just give us a recap of what's happening with expenses?

B. Nikl Sure, Mark. We took the headcount action just this past week so the cost savings relative to those approximately 75 heads is not going to do much for the current quarter. The realization of the benefit really is a Q4 item.

                    The good news at least when I'm looking at the numbers sequentially from quarter-to-quarter is that while revenues increased 21% sequentially, our op ex actually declined by about $200K so as a percentage of revenue we went from 24% to roughly 20%. My sense is that we have our arms around the op ex part of the puzzle.

M. Fitzgerald       Thank you.

Operator Our next question comes from Timothy Arcuri with Smith Barney. Please go ahead.

Gary Hi, Gary for Tim. I was wondering if you could, following up to that last question, walk us through how you are getting $9 to $10 million in savings from the restructuring and then talking about $1 to $2.0 million in cost savings per quarter. Is there basically some netting out of increased costs due to financial controls you're putting in place?

J. Swenson          Gary, hi, it's John. On the first question, the headcount
                    actions that we announced earlier this month that we ascribe the $8 to $9 million of annual savings to, we think there's about $2 to $2.3 million of savings we're going to be recognizing per quarter, some of that beginning in the December quarter, a more complete benefit realized in the March and June quarters.

                    The additional opportunity is primarily as we anticipate certain consulting projects coming down. We've had expenses related to supply chain consulting, of course significant SOx 404 expense, so a number of those projects we expect to wind down by fiscal year end which is where we think there'll be an additional $1 to $2 million.

                    Potential facility consolidation we discussed and are still exploring. Savings there could be as much as $600K to a million per quarter, in that range, as it's executed, but that ends up being the smallest piece from a P&L perspective.

Gary Okay, so I misunderstood then. The $2.0 to $2.3 is from the current restructuring and there's an additional $1 to $2 million out there due to further restructuring?

J. Swenson          Correct. Mostly expenses coming down, Bill, more than
                    restructuring.

Gary Okay. Those numbers or the $2.0 to $2.3 million per quarter, does that build in or net out increased headcount and increased costs that you're putting in place for financial controls?

J. Swenson          Absolutely, very, very minimal in terms of expense hit, but focused in the control area.

Gary                Alright, that's it for me. Thank you.

Operator Ladies and gentlemen, this concludes the question and answer session. Management, please continue.

S. Schwartz         Thanks, everyone, for joining us on the call today
                    especially during the week before the holidays. We're available the rest of the day here in Fremont and we look forward to speaking with you again soon. Thank you.

Operator Ladies and gentlemen, this concludes the Asyst Technologies' second quarter 2005 fiscal year conference call. If you'd like to listen to a replay of today's call, please dial 303-590-3000 and enter the pass code of 11019010.

                    You may now disconnect and thank you for using ACT
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